Exhibit 99.1

To the Holders of
Trust Certificates (TRUCs), Series 2001-3
*CUSIP: 89826T200

In accordance with Section 4.03 of the Standard Terms for Trust Agreements dated as of June 19, 2001 as supplemented by the Series Supplement Trust Certificates (TRUCs) Series 2001-3 Trust dated as of July 12, 2001 between Bear Stearns Depositor Inc., as Depositor, and U.S. Bank Trust National Association, as Trustee, U.S. Bank Trust National Association, as Trustee of the Trust Certificates (TRUCs), Series 2001-3 Trust hereby gives notice with respect to the final distribution occurring on February 15, 2007 (the “Distribution Date”) as follows:

(i)
the liquidation proceeds received by the Trustee in respect of principal and accrued interest on the Underlying Securities (Bellsouth Telecommunications, Inc. 7.00% Notes due 12/1/2095 (Cusip: 079867AP2) ) on Distribution Date is as follows:

Principal:	$44,224,743.86
Interest:	$630,449.17

(ii)	the amount of the final distribution on the Distribution Date to holders of Class A-1 TRUCs certificates allocable to principal of and premium, if any, and interest or dividends was as follows:

Class A-1
Principal:	$42,816,850.00
Interest:	$627,088.45
Total Per $25 unit:	$25.36614583

(iii)	the amount of the final distribution on the Distribution Date to holders of Class A-2 uncertificated certificates related to Call Warrants was a follows:

Class A-2
Principal:	$1,407,893.86
Total per uncertificated certificate related to $500,000 Call Warrant:	$16,066.35
Total per uncertificated certificate related to $815,000 Call Warrant:	$26,188.14

(iv)
the Trustee received no compensation from the Trust for the period relating to the Distribution Date; however, $3,360.72 was remitted to the Depositor for the payment of Trust Expenses in accordance with Section 5 (a) (i) (3) of the Series Supplement.

The aggregate Certificate Principal Balance of the TRUCs at the close of business on the Distribution Date was $0.00 and the Trust terminated.

U.S. Bank Trust National Association, as Trustee
February 15, 2007

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.